(LETTERHEAD OF CROUCH, BIERWOLF & CHISHOLM)

                              ACCOUNTANT'S CONSENT
We hereby consent to the use of our audit report of Colormax Technologies, Inc. dated July 16, 1999 for the year ended December 31, 1997 in the Form S-8 Registration Statement for consulting with Colormax Technologies, Inc. We also consent to the use of our name as experts in such Registration Statement.

/s/ Crouch, Bierwolf & Chisholm

October 22, 1999
Salt Lake City, Utah